Exhibit 10.23
EXECUTION COPY

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made as of January 7, 2021 between Qualtrics International Inc., a Delaware corporation (the “Company”), and Zig Serafin (the “Executive”) and is effective as of the effectiveness of the Company’s Form S-1 Registration Statement with the U.S. Securities and Exchange Commission (the “Effective Date”). This Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter hereof.
WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Employment.
(a)Term. The Company shall employ the Executive, and the Executive shall be employed by the Company, pursuant to this Agreement commencing as of the Effective Date and continuing until the fourth anniversary of the Effective Date (the “Initial Term”), at which time this Agreement and the Executive’s employment shall automatically renew for successive one-year periods (the “Term”), unless either party provides the other with at least six months’ written notice of its intent not to renew the Agreement. The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason, subject to the terms of this Agreement.
(b)Position and Duties. The Executive shall serve as the Chief Executive Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Company’s Board of Directors (the “Board”). The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. The Executive may only serve on other corporate boards of directors with the approval of the Board, and for so long as such corporations are not competitors of the Company or, for so long as SAP America, Inc. or its affiliates, including SAP SE and its subsidiaries (other than the Company and its subsidiaries) (collectively, the “Parent”) have the ability to elect a majority of the Board, the Parent. In addition, the Executive may engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of his duties to the Company. On or prior to the Effective Date, the Executive shall be appointed to serve as a member of the Board.
2.Compensation.
(a)Base Salary. The Executive’s initial base salary shall be paid at the rate of $500,000 per year. The Executive’s base salary shall be subject to annual review by the Board or the Compensation Committee of the Board (the “Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers. As an employee director, the Executive shall not receive separate compensation for his role on the Board.
(b)Expenses. The Executive shall be entitled to receive reimbursement for all reasonable, documented expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.
(c)Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans and arrangements for employees of the Executive’s level in effect from time to time, subject to the terms of such plans as amended from time to time.
(d)Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.

(e)Equity-Based Compensation Awards.
(i)IPO Equity Incentive Award. Effective as of the Effective Date, the Company shall grant the Executive an award of restricted stock units (“RSUs”) covering 18,000,000 shares of the Company’s Class A common stock (the “IPO RSUs”). Of the IPO RSUs, (a) two-thirds shall be subject to time-based vesting, with 25% vesting on February 1, 2022 and ratably thereafter for 12 quarters; and (b) the remaining one-third shall vest and be payable in four equal annual installments based on the achievement of performance conditions, as established by the Board and measured annually, with payment of 100% of each installment in the event that the performance targets are met and ratable downward adjustments in the event that the target performance levels are not achieved (such portion, the “PRSUs”). Following the Effective Date, commencing in 2022, the Executive shall have the possibility to participate in additional grants out of the annually refreshed employee equity pool at the same conditions applying at the point of those grants. The terms of the IPO RSUs, including the applicable performance targets, shall be governed by the Company’s applicable equity plans and agreements.
(ii)Treatment of Outstanding Equity-Based Compensation Awards. The outstanding equity-based compensation awards held by the Executive at the Effective Date that relate to the equity of Parent shall continue to vest and be settled in accordance with their terms; provided, however, that the Executive agrees to exchange all his outstanding, unvested cash-settled RSUs held at the Effective Date for stock-settled RSUs of the Company in accordance with the exchange offer currently being offered by the Company prior to the Effective Time (the “Rollover Awards”).
3.Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)Death. The Executive’s employment hereunder shall automatically terminate upon his death.
(b)Disability. The Company may terminate the Executive’s employment if the Executive is unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation due to a Disability. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause.
(d)Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under Section 3(c) and does not result from the death or Disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason.
(f)Termination Definitions. For purposes of this Section 3, the following terms shall have the following meanings:
(i)“Cause” means any of the following:
(aa)the Executive’s participation in any act of fraud, embezzlement or dishonesty against the Company, the Parent or any of their respective subsidiaries or affiliates;
(bb)a conviction of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude;

(cc)the Executive’s gross negligence or willful misconduct in the performance of his duties under this Agreement, or his willful and material failure to perform (other than by reason of his Disability);
(dd)the Executive’s material failure to comply with a material policy of the Company;
(ee)the Executive’s willful failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate;
(ff)the Executive’s willful, unauthorized disclosure of confidential information of the Company to a third-party; or
(gg)breach by the Executive of any material provision contained in this Agreement (including the Exhibits hereto) or any other agreement between the Executive and the Company.
Except for a failure, breach or refusal that, by its nature, cannot reasonably be expected to be cured, the Executive shall have 20 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, that if the Company reasonably expects irreparable injury from a delay of 20 business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.
(i)“Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
(ii)“Good Reason” means that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):
(aa)removal of the Executive from the position of Chief Executive Officer, but only if he then steps down from the Board;
(bb)any requirement that the Executive report to any person(s) other than the Board;
(cc)a material change in the geographic location at which the Executive provides services to the Company, such that there is an increase of at least 50 miles of driving distance to such location from the Executive’s principal residence as of such change; or
(dd)a material breach of this Agreement by the Company.
(iii)The “Good Reason Process” means the occurrence of the following steps:
(aa)the Executive reasonably determines in good faith that a Good Reason Condition has occurred;
(bb)the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;
(cc)the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 20 business days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(dd)notwithstanding such efforts, the Good Reason Condition continues to exist; and
(ee)the Executive actually terminates employment within 60 days after the end of the Cure Period.
If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
4.Notice; Termination Date; Accrued Benefits.
(a)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(b)Termination Date. “Termination Date” shall mean: (i) if the Executive’s employment is terminated on account of his death, the date of death; (ii) if the Executive’s employment is terminated on account of Disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 20 business days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Termination Date and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
(c)Accrued Benefits. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Termination Date; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(b) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Termination Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).
(d)Resignation without Good Reason; Termination for Cause. In the event that the Executive resigns from the Company without Good Reason, or is terminated by the Company for Cause, all of his unvested equity based compensation awards, including the IPO RSUs and the Rollover Awards, that are unvested as of the Termination Date shall be forfeited without payment of consideration.
5.Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason (other than in connection with a Change in Control). If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), each other than in connection with a Change in Control (defined as having the same meaning as the term “Sale Event” as set forth in the 2021 Qualtrics International Inc. Employee Omnibus Equity Plan), then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in the form attached hereto as Exhibit A (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Termination Date (or such shorter period as set forth in the Separation Agreement and Release), which, if and as applicable, shall include a seven calendar day revocation period:
(a)the Company shall pay the Executive an amount equal to 12 months of the Executive’s Base Salary, to be paid in accordance with the Company’s normal payroll practices (subject to Section 6);

(b)for the 12-month period immediately following the Termination Date, the Company shall arrange to provide the Executive with reimbursement for his health insurance premiums for the Executive and his eligible dependents. Benefits otherwise receivable by the Executive pursuant to this Section 5(b) shall be reduced to the extent benefits of the same type are made available to the Executive during the 12-month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); and
(c)the IPO RSUs shall accelerate and vest in full, using actual performance levels for the fiscal year preceding the Termination Date to determine the portion of any PRSUs to become vested as of the effective date of the Separation Agreement and Release.
6.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such section.

7.Continuing Obligations. For purposes of this Agreement, the obligations in this Section 7 and those that arise in any other agreement relating to confidentiality, assignment of inventions or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”
(a)Non-Competition. The Executive acknowledges and agrees that due to his position and responsibilities with the Company, the Executive shall have access to trade secrets and confidential information. Because of the Company’s protectable interest, and the good and valuable consideration offered to the Executive during the Term, the Executive agrees and covenants that during the Term and until the later of 12 months following the Termination Date, he shall not, directly or indirectly, engage in any Prohibited Activity anywhere that the Company does business. “Prohibited Activity” is defined as any activity the Executive engages in that is the same or similar to the business of the Company, including, without limitation, providing software and services related to experience management, surveys, data collection, data analysis, reporting, dashboards, market research, customer experience, and/or employee experience or any activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, operator, manager, advisor, consultant, founder, contractor, agent, partner, director, stockholder, officer, volunteer, or any other similar capacity to an entity engaged in the same or similar business of the Company. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or confidential information. Notwithstanding the foregoing, the Executive may (i) own, directly or indirectly, solely as a passive investment (x) up to 3% of the outstanding shares of the capital stock of any entity that is engaged in any Prohibited Activity, or (y) up to 3% of the aggregate claims as a limited partner or member to the proceeds of a venture capital or private equity firm that is a limited partnership; (ii) be employed by or serve as a consultant to an investment fund, including a venture capital, private equity or other type of investment fund that may have investments in businesses that are engaged in Prohibited Activity, so long as the Executive is not involved in any substantial manner in the management or oversight of any such investment in such businesses; or (iii) engage in any other activity consented to in writing by Parent.
(b)Non-Solicitation.
(i)During the Term, without limiting the Executive’s obligations and duties as an employee under applicable law, and for a period of 24 months running consecutively from the Termination Date (whether the Executive’s employment is terminated for any reason or no reason), the Executive shall not directly or indirectly: (i) solicit or divert any business or any customer (actual or potential) from the Company or assist any person, group or entity in doing so or attempting to do so; or (ii) cause or seek to cause any person, group or entity to refrain from dealing or doing business with the Company or assist any person, group or entity in doing so or attempting to do so.
(ii)During the Term, without limiting the Executive’s obligations and duties as an employee under applicable law, and for a period of 24 months running consecutively from the Termination Date (whether the Executive’s employment is terminated for any reason or no reason), the Executive shall not, directly or indirectly, for the Executive’s own account or on behalf of any other person or entity, solicit, encourage, entice or cause, or attempt to solicit, encourage, entice or cause, any employee or contractor of the Company or any of its subsidiaries or affiliates to: (i) breach or modify any provision of such employee’s employment agreement with the Company or any of its subsidiaries or affiliates; (ii) reduce or change the quality or quantity or availability of such employee’s services to the Company or any of its subsidiaries or affiliates; or (iii) terminate such employee’s employment with the Company or any of its subsidiaries or affiliates.
(c)Mutual Non-Disparagement. The Executive covenants and agrees that for the longest period legally enforceable, he shall not disparage the image or reputation of the Company, the Parent, or any of their respective subsidiaries or affiliates and their directors, officers, senior management employees and professional employees, business, or reputation. The Company shall instruct the members of the Board and the executive officers of the Company, for the longest period legally enforceable, not to disparage the image or reputation of the Executive.
(d)Proprietary Information Agreement. As a condition of the Executive’s employment with the Company, the Executive shall be required to comply with the Company’s standard proprietary information and confidentiality agreement previously executed by him, a copy of which is attached hereto as Exhibit B.

(e)Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company shall not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive shall not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive shall not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(f)Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).
(g)Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
(h)Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
8.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.
9.Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be subject to all applicable tax and other withholding requirements and shall be subject to all authorized deductions. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for the tax impact associated with any payments or benefits made hereunder.

10.Assignment. The Company may assign its rights and obligations under this Agreement without the Executive’s consent to any successor in interest. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.
11.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
12.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein, including, without limitation, any employment agreement between the Executive and the Company and in effect as of immediately prior to the effectiveness of this Agreement.
13.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
14.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
15.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company upon approval of the full Board.
16.Effect on Other Plans and Agreements. The Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter, individual agreement or otherwise; provided, however, that in the event of a Change in Control, the Executive shall receive benefits under the Qualtrics International Inc. Executive Change in Control Severance Plan (the “Change in Control Plan”) which shall be mutually exclusive with this Agreement, and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 of this Agreement and the Change in Control Plan. During the Initial Term, the Company may not terminate the Change in Control Plan with respect to the Executive or amend the Change in Control Plan in a manner that is adverse to the Executive.
17.Governing Law; Dispute Resolution. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah, excluding the provisions relating to conflicts of law. Subject to the limitations of this Section 17, if any dispute arises between the parties under or concerning this Agreement or the terms hereof, or regarding the manner in which the Executive was treated while employed by the Company, the termination of Executive’s employment, or any alleged violation by the Company of his rights under any common law theory, or any applicable federal, state, or local law, statute, regulation, or ordinance (including without limitation 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other local, state, or federal legislation that pertains to employee rights, compensation, benefits or discrimination in employment), the parties agree to submit such issue to final and binding arbitration in accordance with the then existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Nothing in this Section 17, however, shall preclude the Company from seeking the judicial relief set forth under the Confidentiality Agreement to enforce the provisions of the Confidentiality Agreement. The parties agree that the interpretation and enforcement of the arbitration provisions in this Agreement shall be governed exclusively by the Federal Arbitration Act (the “FAA”), 9 U.S.C. § 1 et seq.; provided that they are enforceable under the FAA. The Executive shall not be required to pay any costs of arbitration that are required by law to be paid by the Company or that are required to be paid by the Company in order for this agreement to arbitrate to be enforceable. Unless otherwise agreed by the parties, arbitration shall take place in Provo, Utah. The parties agree and understand that one of the objectives of this arbitration agreement is to resolve disputes expeditiously, as well as fairly, and to those ends, it is the obligation of both parties to raise any disputes subject to arbitration hereunder in an expeditious manner. Accordingly, the parties agree that, as to any dispute that can be brought hereunder, a demand for arbitration must be postmarked or delivered in person to the other party no later than six months after the date the demanding party knows or should have known of the event or events giving rise to the claim. Failure to demand arbitration on a claim within these time limits is intended to, and shall to the furthest extent permitted by law, be a waiver and release with respect to such claims. If, and only if, the waiver and release of claims referenced in the immediately preceding sentence is found by a court of competent jurisdiction to be unenforceable as against the Executive or the Company under this Agreement, then the parties shall nevertheless submit such claims to arbitration pursuant to this Section 17 within the time permitted by law. In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to federal law and the substantive law of the State of Utah without regard to any principles governing conflicts of laws and the arbitrator’s decision shall be governed by state and federal substantive law, including state and federal discrimination laws, as though the matter were before a court of law. Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The decision of the arbitrator shall be made within thirty (30) days following the close of the hearing. The parties agree that the award shall be enforceable exclusively by any state or federal court of competent jurisdiction within Provo, Utah. It is understood and agreed by the parties that their agreement herein concerning arbitration does not contain, and cannot be relied upon by the Executive to contain, any promises or representations concerning the duration of the employment relationship, or the circumstances under or procedures by which the employment relationship may be modified or terminated. If any part of this arbitration procedure is in conflict with any mandatory requirement or applicable law, the law shall govern, and that part of this arbitration procedure shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The arbitration procedure shall remain otherwise unaffected and enforceable.
18.Legal Fees and Tax Planning. The Company shall pay the Executive’s legal and tax planning fees and expenses actually incurred in negotiating and executing this Agreement, in an amount up to $50,000. Such payment shall be made within thirty (30) business days after delivery of the Executive’s written request for payment, accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.
19.Indemnification. The Company shall indemnify the Executive to the fullest extent allowed by law, in accordance with the terms of the Company’s Certificate of Incorporation and Bylaws, subject to the terms and conditions of the Company’s form of Indemnification Agreement for executive officers, attached hereto as Exhibit C, and provide customary coverage for the Executive under a directors and officers liability insurance policy to the extent such coverage and policy are provided to the other directors, officers and/or executives of the Company.
20.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Any counterpart may be executed by facsimile or electronic signature and such facsimile or electronic signature shall be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement, to be effective on the “Effective Date.”

QUALTRICS INTERNATIONAL INC.

By:	/s/ Chris Beckstead
Chris Beckstead
President

ZIG SERAFIN
/s/ Zig Serafin
Zig Serafin

Exhibit A
Form of Separation and Release Agreement

[DATE]
PERSONAL AND CONFIDENTIAL
[EMPLOYEE FULL NAME]
[EMPLOYEE PERSONAL EMAIL]
Re:    Separation Agreement and Release
Dear [EMPLOYEE FIRST NAME]:
This letter confirms the termination of your employment with Qualtrics, LLC (“Qualtrics”). Qualtrics shall reimburse you for any outstanding, reasonable business expenses that you have incurred on Qualtrics’ behalf through your separation from employment, after you have timely submitted appropriate documentation pursuant to Qualtrics’ business expense reimbursement policy. You also may be eligible to continue your health insurance coverage at your own expense under Qualtrics’ group health plan after Qualtrics-paid coverage ends, as will be described in a separate notice you will receive.
The remainder of this letter proposes an agreement (the “Agreement”) between you and Qualtrics. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing Qualtrics and related persons or entities from any claims and permitting you to receive separation pay and related benefits.
If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims even if the employer believes, as is the case here, that no such claims exist. By entering into this Agreement, you understand that neither party is admitting in any way that it violated any legal obligation owed to the other party.
With those understandings, you and Qualtrics agree as follows:
1.Separation Date
This confirms that your employment with Qualtrics will end or has ended effective on [SEPARATION DATE] (the “Separation Date”). You acknowledge that you have been paid in full for compensation owed you in connection with your employment, including, without limitation, salary, wages, and overtime wages, and accrued but unused vacation time.
2.Severance Benefits
(a)Severance Pay. As consideration for this Agreement, and provided you sign and do not revoke this Agreement, you will be paid a lump sum in the amount of $[GROSS SEVERANCE PAY], less all applicable withholdings. Payment will be made no later than Qualtrics’ first payroll date that is at least five (5) days after the earlier of (i) the Effective Date, as defined below, and (ii) the 60th day after the Separation Date. In addition, Qualtrics will let you take ownership and possession of your work laptop as of the Separation Date; provided that you comply with Section 5 below regarding the return or deletion of the contents thereof. You agree that prior to the execution of this Agreement you were not entitled to receive any further monetary payments or benefits from Qualtrics, and that the only payments and benefits that you are entitled to receive from Qualtrics in the future are those specified in this Agreement.
(b)Health Care. Your health insurance coverage will continue through the last day of the calendar month in which your Separation Date falls. You may be eligible to purchase continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). Contact Qualtrics’ current health insurance provider for additional information about COBRA continuation coverage. If you elect COBRA continuation coverage, Qualtrics shall pay the COBRA premium until the earliest of the following: (i) [LAST HEALTH INSURANCE DATE]; (ii) your eligibility for group medical care coverage through other employment; or (iii) the end of your eligibility under COBRA for continuation coverage for health care. You agree to notify Qualtrics if and when sub-clauses (ii) or (iii) of the preceding sentence apply. At its option, Qualtrics may, at any time, convert such payments to a payroll tax payment to you in an amount equal to its remaining COBRA premium payment obligation to you under this subsection (b), less all applicable withholdings.
(c)Tax Treatment. Qualtrics shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require Qualtrics to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
3.Equity Award
On or about [EQUITY AWARD DATE], Qualtrics granted you an award with respect to [AWARD QUANTITY] [Convertible Units][Incentive Units][Restricted Stock Units] of [Qualtrics][Qualtrics International Inc.].  As of the Separation Date, none of the [Convertible Units][Incentive Units][Restricted Stock Units] have vested. You acknowledge and agree that you have no stock or other equity rights in Qualtrics.
4.Employment Agreement
You are subject to continuing obligations under your Employment Agreement that you signed with Qualtrics or its affiliate, on or about January 7, 2021 (the “Employment Agreement”). You acknowledge that your obligations under the Employment Agreement, including without limitation any obligations relating to confidentiality, non-competition, and non-solicitation, shall continue in effect and that you shall continue to comply with its terms.
5.Return of Property
You confirm that, to the best of your knowledge, you have returned to Qualtrics all Qualtrics property, including, without limitation, Qualtrics laptops (except as set forth in Section 2 above), computers, automobiles, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning Qualtrics, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Qualtrics information from any computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you shall return it to Qualtrics immediately.
6.Release of Claims
In consideration for, among other terms, the Severance Benefits provided under Section 2 above, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge Qualtrics and Qualtrics Labs, Inc., its and their affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:
•relating to your employment by and termination of employment with Qualtrics;
•of wrongful discharge or violation of public policy;
•of breach of contract;
•of defamation or other torts;

•for missing personal property or effects or any personal or other information left on Qualtrics equipment, including without limitation any Qualtrics computer or network;
•of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);
•under any other federal or state statute, including without limitation the Employment Relations and Collective Bargaining Act, Fair Labor Standards Act, Utah Right to Work Act, Utah Drug and Alcohol Testing Act, Utah Minimum Wage Act, Utah Protection of Activities in Private Vehicles Act, Utah Employment Selection Procedures Act, and Utah Occupational Safety and Health Act;
•for wages, bonuses, overtime pay, incentive compensation, convertible units, incentive units, stock, phantom stock, restricted stock, restricted stock units, stock options, vacation pay, sick pay, leave, other paid time off, or any other compensation or benefits; and
•for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;
provided, however, that this release shall not affect your rights under this Agreement.
You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. This includes any proceeding or action brought against Qualtrics by any entity, person, administrative agency or governmental agency, on your behalf asserting any claim, charge, demand, grievance or cause of action released herein. You acknowledge that although you may provide information or assistance to the Equal Employment Opportunity Commission (“EEOC”) or other government agency/department, you are hereby waiving any right to recover damages, costs, attorneys’ fees and any other relief in any proceeding or action brought against Qualtrics by any other party, including without limitation the EEOC or other government agency/department, on your behalf asserting any claim, charge, demand, grievance, or cause of action released by you herein.
As a material inducement to Qualtrics to enter into this Agreement, you represent that you have not assigned any Claim to any third party.
7.Confidentiality of Agreement-Related Information
You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the existence and terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, provided that they first agree for the benefit of Qualtrics to keep Agreement-Related Information confidential. Nothing in this section 7 shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide Qualtrics with advance written notice and a reasonable opportunity to contest such subpoena or court order.
8.Nondisparagement and References
You agree not to make any disparaging, negative or derogatory statements concerning Qualtrics or any of its affiliates or current or former officers, directors, shareholders, employees or agents. These nondisparagement obligations shall not in any way affect your rights under the NLRA or your obligation to testify truthfully in any legal proceeding.
9.Other Provisions
(a)Termination and Return of Payments. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, Qualtrics shall have the right to terminate and recover its payments to you or for your benefit under this Agreement. The termination or recovery of such payments in the event of your breach will not affect your continuing obligations under this Agreement.

(b)Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of Qualtrics.
(c)Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(d)Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
(e)Jurisdiction. You and Qualtrics hereby agree that the state and federal courts of the State of Utah shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.
(f)Relief. You agree that it would be difficult to measure any harm caused to Qualtrics that might result from any breach by you of your promises set forth in Sections 3, 4, 5, 6, 7 or 8 (the “Specified Sections”). You further agree that money damages would be an inadequate remedy for any breach of any of the Specified Sections. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under any of the Specified Sections, Qualtrics shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to Qualtrics and without the necessity of posting a bond. If either party brings any action to enforce any provision of this Agreement, then the prevailing party shall recover from the other party reasonable attorney’s fees and costs incurred.
(g)Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the State of Utah, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or Qualtrics or the “drafter” of all or any portion of this Agreement.
(h)Entire Agreement. This Agreement constitutes the entire agreement between you and Qualtrics. This Agreement supersedes any previous agreements or understandings between you and Qualtrics, except the Employment Agreement and any other obligations specifically preserved in this Agreement.
(i)Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for EMPLOYEES 40+: twenty-one (21) days before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. You are advised to consult with an attorney prior to signing this Agreement. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).
(j)Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

*******

Please indicate your agreement to the terms of this Agreement by signing and returning to me an original, PDF, or other electronic copy of this letter within the time period set forth above.
Qualtrics, LLC

By:
	Sydnee Christensen	Date
Senior Corporate Counsel
This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

By:
	[EMPLOYEE FULL NAME]	Date

Exhibit B
Form of Proprietary Information Agreement
B-1

Qualtrics Employment Agreement
This Employment Agreement (this "Agreement") is made by and between Qualtrics, LLC ("Qualtrics"), and the employee whose signature appears below ("Employee") and is effective as of Employee's date of signature (the "Effective Date"). This Agreement describes the terms under which Employee will be employed, at will (subject to the terms of the Offer Letter from Company to Employee dated as of September 2, 2016).
Non-competition & Non-solicitation Restrictions. Qualtrics is in the business of providing software and services related to surveys, data collection, data analysis, reporting and dashboards, market research, customer experience, and/or employee insights (collectively, the "Business"). Employee covenants and agrees that, during his employment and for a period of 6 months after termination of his employment for any reason, Employee will not:
a)directly or indirectly own, manage, operate, control, serve as a consultant to, be employed by or participate atConfirmit, FocusVision, Foresee, MaritzCX, Medallia, QuestionPro, Satmetrix, SurveyMonkey, Verint or Vision Critical;
b)solicit, employ, hire, offer to hire, become a business partner with or entice away from Qualtrics any person who is or has been within the past six (6) months an employee of Qualtrics or any of its affiliates (collectively, "Qualtrics Employees");
c) solicit, divert, take away, or attempt to solicit, divert or take away: (i) any customers of Qualtrics or its affiliates or (ii) any prospective customers of Qualtrics or its affiliates that Employee solicited or interacted with during his period of employment (collectively "Qualtrics Customers"); or
d)persuade or attempt to persuade any Qualtrics Employee, Qualtrics Customer, or consultant, agent, supplier or vendor of Qualtrics or any of its affiliates, to alter or discontinue its relationship with Qualtrics or any of its affiliates or to do any act that is inconsistent with the interests of Qualtrics or any of its affiliates.
To the fullest extent allowed under applicable law, there is no geographic limitation to these restrictions.
Confidential Information. For purposes of this Agreement, the phrase "Confidential Information" includes without limitation (whether or not specifically designated as confidential or proprietary): information and technology developed by Qualtrics, business plans, financial information, marketing strategies, trade secrets, product roadmaps, information concerning Qualtrics' existing and prospective markets and customers, confidential information received from customers, consultants, vendors, and suppliers, and information concerning any personnel of Qualtrics (other than Employee), including skills, compensation and personal information; provided, however, that "Confidential Information" does not include information that (a) was lawfully in Employee's possession without confidentiality restrictions prior to disclosure of such information by Qualtrics; (b) was or becomes available in the public domain without violation of this Agreement; (c) is documented by Employee to have been developed by him independently and outside the scope of his employment; or (d) is furnished to Employee by a third party not under an obligation of confidentiality. Employee agrees that during his employment and after termination of such employment, irrespective of cause, he will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as expressly authorized in writing by Qualtrics. Employee's obligations under this section are indefinite in term and shall survive the termination of this Agreement.

B-2

Work Product and Intellectual Property Rights. Employee agrees to assign Qualtrics all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, drawings, discoveries, algorithms, formulas, code, ideas, trademarks, and trade secrets related to Qualtrics or the Business, whether or not patentable or registrable, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, with the use of Qualtrics' equipment, supplies, facilities, assets, or Qualtrics Confidential Information, or which may arise out of any research or other activity conducted under the direction of Qualtrics (collectively, "Intellectual Property"). Employee understands and agrees that (i) all original works for authorship that are made by Employee within the scope of Employee's work at Qualtrics or related in some manner to the Business are "works made for hire," as that term is defined in the United States Copyright Act, (ii) the decision whether or not to commercialize or market any Intellectual Property is within Qualtrics' sole discretion and for Qualtrics' sole benefit, and (iii) no royalty or other consideration will be due to Employee as a result of Qualtrics' efforts to commercialize or market any such Intellectual Property. Employee will execute and deliver to Qualtrics, upon request, appropriate assignments of such Intellectual Property and such other documents and instruments as Qualtrics may request to fully and completely assign such Intellectual Property to Qualtrics.
IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the Effective Date.

QUALTRICS, LLC		EMPLOYEE

Signed:		Signed:
Name:	Blake Tierney	Name:	Zig Serafin
Date:	Director, Legal	Date:	5/3/2017
Address:

B-3

Exhibit C
Form of Indemnification Agreement

This Indemnification Agreement (this “Agreement”) is made effective as of [_____], 2020 (the “Effective Date”), by and between Qualtrics International Inc., a Delaware corporation (the “Company”), and [_____], a director, officer or key employee of the Company or one of the Company’s subsidiaries or other service provider who satisfies the definition of Indemnifiable Person set forth below (“Indemnitee”).
RECITALS
A.The Company desires to attract and retain talented and experienced individuals to serve as representatives of the Company and its Subsidiaries and Affiliates (each as defined below) but is aware that such individuals are increasingly reluctant to serve as representatives of corporations unless they are protected by comprehensive liability insurance and indemnification due to increased exposure to litigation costs and risks resulting from their service to such corporations and due to the fact that such exposure frequently bears no relationship to the compensation of such representatives;
B.The members of the Board of Directors of the Company (the “Board”) have concluded that to attract and retain talented and experienced individuals to serve as representatives of the Company and its Subsidiaries and Affiliates and to encourage such individuals to take the business risks necessary for the success of the Company and its Subsidiaries and Affiliates, it is necessary for the Company to contractually indemnify certain of its representatives, and the representatives of its Subsidiaries and Affiliates, and to assume for itself the maximum liability permitted by law for Expenses and Other Liabilities (each as defined below) in connection with claims against such representatives in connection with their service to the Company and/or its Subsidiaries and Affiliates;
C.Section 145 of the Delaware General Corporation Law (“Section 145”) empowers (and in some instances requires) the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve at the request of the Company as directors, officers, employees or agents of other corporations, partnerships, joint ventures, trusts or other enterprises, and expressly provides that the indemnification provided thereby is not exclusive; and
D.The Company desires and has requested that Indemnitee serve or continue to serve as a representative of the Company and/or the Subsidiaries or Affiliates of the Company free from undue concern about inappropriate claims for damages arising out of or related to such service to the Company and/or the Subsidiaries or Affiliates of the Company.
AGREEMENT
Now, therefore, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.Definitions.
(a)“Affiliate” means any corporation, partnership, limited liability company, joint venture, trust or other enterprise in respect of which Indemnitee is, was or will be serving as a director, officer, trustee, manager, member, partner, employee, agent, attorney, consultant, member of the entity’s governing body (whether constituted as a board of directors, board of managers, general partner or otherwise), fiduciary or in any other similar capacity at the request, election or direction of the Company, and including, but not limited to, any employee benefit plan of the Company or a Subsidiary or Affiliate of the Company.
(b)“Change in Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a Subsidiary or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Subsidiary, becomes the “beneficial owner” (as defined in Rule 13d3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding capital stock; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least twothirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the outstanding capital stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into capital stock of the surviving entity) at least 50% of the total voting power represented by the capital stock of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.
(c)“Expenses” means all reasonable direct and indirect costs of any type or nature whatsoever (including, without limitation, all reasonable attorneys’ fees and related disbursements, and other outofpocket costs), paid or incurred by Indemnitee in connection with either the investigation, defense or appeal of, or being a witness in, a Proceeding (as defined below), or establishing or enforcing a right to indemnification under this Agreement, Section 145 or otherwise, including interest, assessments or other charges payable in respect of such costs; provided, however, that Expenses shall not include any judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement (other than those approved in accordance with Section 7(d) herein) of a Proceeding.
(d)“Indemnifiable Event” means any event or occurrence related to Indemnitee’s service to the Company or any Subsidiary or Affiliate of the Company as an Indemnifiable Person (as defined below), or by reason of anything done or not done, or any act or omission, by Indemnitee in any such capacity.
(e)“Indemnifiable Person” means any person who is or was a director, officer, trustee, manager, member, partner, employee, agent, attorney, consultant, member of the entity’s governing body (whether constituted as a board of directors, board of managers, general partner or otherwise) or fiduciary of the Company or a Subsidiary or Affiliate of the Company.
(f)“Independent Counsel” means legal counsel that has not performed services for the Company or Indemnitee in the three years preceding the time in question (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar agreements) and that would not, under applicable standards of professional conduct, have a conflict of interest in representing either the Company or Indemnitee.
(g)“Independent Director” means a member of the Board who was not party to the Proceeding (as defined below) for which a claim is made under this Agreement.
(h)“Other Liabilities” means any and all liabilities incurred by Indemnitee of any type whatsoever (including, but not limited to, judgments, fines, penalties, ERISA (or other benefit plan related) excise taxes or penalties, and amounts paid in settlement and all interest, taxes, assessments and other charges paid or payable in connection with or in respect of any such judgments, fines, penalties, ERISA (or other benefit plan related) excise taxes or penalties, or amounts paid in settlement).
(i)“Proceeding” means any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative, legislative or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution and including any appeal of any of the foregoing.
(j)“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other enterprise of which more than 50% of the outstanding voting interest is owned directly or indirectly by the Company.
Section 2.Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an Indemnifiable Person in the capacity or capacities in which Indemnitee currently serves the Company as an

Indemnifiable Person, and any additional capacity in which Indemnitee may agree to serve, until such time as Indemnitee’s service in a particular capacity shall end according to the terms of an agreement, the Company’s Certificate of Incorporation or Bylaws, governing law, or otherwise. Nothing contained in this Agreement is intended to create any right to continued employment or other form of service for the Company or a Subsidiary or Affiliate of the Company by Indemnitee.
Section 3.Mandatory Indemnification.
(a)Agreement to Indemnity. In the event Indemnitee is a person who was or is a party to or witness in, or is threatened to be made a party to or witness or otherwise involved in, any Proceeding by reason of an Indemnifiable Event, the Company shall indemnify Indemnitee from and against any and all Expenses and Other Liabilities incurred by Indemnitee in connection with (including in preparation for) such Proceeding to the fullest extent not prohibited by the provisions of the Company’s Certificate of Incorporation or Bylaws and the Delaware General Corporation Law (“DGCL”), as the same may be amended from time to time (but, with respect to any amendment to the Company’s Certificate of Incorporation or Bylaws, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior to the adoption of such amendment).
(b)Exception for Amounts Paid by Insurance and Other Sources. Notwithstanding the foregoing [and subject to Section 12], the Company shall not be obligated to indemnify Indemnitee for Expenses or Other Liabilities of any type whatsoever (including, but not limited to judgments, fines, penalties, ERISA excise taxes or penalties and amounts paid in settlement) to the extent that such Expenses or Other Liabilities have been paid directly to Indemnitee (or paid directly to a third party on Indemnitee’s behalf) by any directors and officers insurance, fiduciary liability insurance or any other type of insurance maintained by the Company or by other indemnity arrangements with third parties.
Section 4.Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses or Other Liabilities but not entitled, however, to indemnification for the total amount of such Expenses or Other Liabilities, the Company shall nevertheless indemnify Indemnitee for such total amount except as to the portion thereof to which indemnification is prohibited by the provisions of the Company’s Certificate of Incorporation or Bylaws or the DGCL. In any review or Proceeding to determine the extent of indemnification, the Company shall bear the burden to establish, by clear and convincing evidence, the lack of a successful resolution of a particular claim, issue or matter and which amounts sought in indemnity are allocable to claims, issues or matters which were not successfully resolved.
Section 5.Liability Insurance. So long as Indemnitee shall continue to serve the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed Proceeding as a result of an Indemnifiable Event, the Company shall use reasonable efforts to maintain in full force and effect for the benefit of Indemnitee as an insured (a) liability insurance issued by one or more reputable insurers and having the policy amount and deductible deemed appropriate by the Board and providing in all respects coverage at least comparable to and in the same amount as that being provided to the Chairman of the Board, Chief Executive Officer, President or Chief Financial Officer of the Company when such insurance is purchased and (b) any replacement or substitute policies issued by one or more reputable insurers providing in all respects coverage at least comparable to and in the same amount as that being provided to the Chairman of the Board, Chief Executive Officer, President or Chief Financial Officer of the Company when such replacement or substitute policies are purchased. The purchase, establishment and maintenance of any such insurance or other arrangements shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or any other party or parties to any such insurance or other arrangement.
Section 6.Mandatory Advancement of Expenses. If requested by Indemnitee, the Company shall advance prior to the final disposition of any Proceeding all Expenses actually incurred by Indemnitee in connection with (including in preparation for) such Proceeding related to an Indemnifiable Event or in connection with establishing or enforcing a right to indemnification under this Agreement, Section 145 or otherwise. Indemnitee hereby undertakes to repay such amounts advanced if, and only if and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Company’s Certificate of Incorporation or Bylaws or the DGCL. The advances to be made hereunder shall be paid by the Company to Indemnitee or directly to a third party designated by Indemnitee within 10 business days following delivery of a written request therefor by Indemnitee to the Company. Indemnitee’s undertaking to repay any Expenses advanced to Indemnitee hereunder shall be unsecured and shall not be subject to the accrual or payment of any interest thereon. The Company shall not impose on Indemnitee additional conditions to advancement or require from Indemnitee additional undertakings regarding repayment other than the execution of this Agreement. The Company agrees that for the purposes of any advancement of Expenses for which Indemnitee has made a written demand in accordance with this Agreement, all expenses included in such demand that are certified by affidavit of Indemnitee’s counsel as being reasonable shall be presumed conclusively to be reasonable.
Section 7.Notice and Other Indemnification Procedures.
(a)Notification/Cooperation by Indemnitee. Promptly following the time that Indemnitee has notice of the commencement of or the threat of commencement of any Proceeding, Indemnitee shall, if Indemnitee believes that indemnification or advancement of Expenses with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement of such Proceeding. However, a failure to so notify the Company promptly following Indemnitee’s receipt of such notice shall not relieve the Company from any liability that it may have to Indemnitee except to the extent that the Company is materially prejudiced in its defense of such Proceeding as a result of such failure. In addition, Indemnitee shall cooperate with, and provide information to, the Company as it may reasonably require and as shall be within Indemnitee’s power.
(b)Insurance and Other Matters. If, at the time of the receipt of notice of the commencement of a Proceeding pursuant to Section 7(a) above, the Company has directors and officers liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the issuers of such insurance in accordance with the procedures set forth in the applicable policies and provide a copy thereof to Indemnitee. The Company shall thereafter take all reasonable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such insurance policies.
(c)Assumption of Defense. In the event the Company shall be obligated to advance Expenses for any Proceeding against Indemnitee, the Company, if deemed appropriate by the Company, shall be entitled to assume the defense of such Proceeding as provided herein. Such defense by the Company may include the representation of two or more parties by one attorney or law firm as permitted under applicable ethical rules and legal requirements related to joint representations. Following delivery of written notice to Indemnitee of the Company’s election to assume the defense of such Proceeding, the approval by Indemnitee (which approval shall not be unreasonably withheld) of counsel designated by the Company and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees and expenses of other counsel subsequently incurred by Indemnitee with respect to the same Proceeding. If (i) the employment of counsel by Indemnitee has been previously authorized by the Company or (ii) the Company fails to employ counsel to assume the defense of such Proceeding, the fees and expenses of Indemnitee’s counsel shall be subject to indemnification and/or advancement pursuant to the terms of this Agreement. Nothing herein shall prevent Indemnitee from employing counsel for any such Proceeding at Indemnitee’s expense or providing the Company with information indicating that there may be a conflict of interest in the conduct of any such defense between (A) the Company and Indemnitee or (B) Indemnitee and any other party or parties being jointly represented, in which case the Company will not be entitled, without the written consent of Indemnitee, to assume such defense. In addition, the Company will not be entitled, without the written consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.
(d)Settlement. The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent; provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. Neither the Company nor any Subsidiary or Affiliate of the Company shall enter into a settlement of any Proceeding that might result in the imposition of any Expense, Other Liability, penalty, limitation or detriment on Indemnitee, whether indemnifiable under this Agreement or otherwise, without Indemnitee’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold consent from any settlement of any Proceeding.
Section 8.Determination of Right to Indemnification.
(a)Success on the Merits or Otherwise. To the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 3(a) above or in the defense of any claim, issue or matter described therein, the Company shall indemnify Indemnitee against Expenses and Other Liabilities actually and reasonably incurred in connection therewith.
(b)Indemnification in Other Situations. In the event that Section 8(a) is inapplicable, the Company shall also indemnify Indemnitee if he or she has not failed to meet the applicable standard of conduct for indemnification.
(c)Forum. Indemnitee shall be entitled to select the forum in which the determination of whether or not Indemnitee has met the applicable standard of conduct shall be decided, and such selection will be made from among the following:
(1)those members of the Board who are Independent Directors even though less than a quorum;
(2)by a committee of Independent Directors designated by a majority vote of Independent Directors, even though less than a quorum; or
(3)Independent Counsel selected by Indemnitee and approved by the Board, which approval shall not be unreasonably withheld, which Independent Counsel shall make such determination in a written opinion.
If Indemnitee is an officer or a director of the Company at the time that Indemnitee is selecting the forum, then Indemnitee shall not select Independent Counsel as such forum unless there are no Independent Directors or unless the Independent Directors agree to the selection of Independent Counsel as the forum. The selected forum shall be referred to herein as the “Reviewing Party.” Notwithstanding the foregoing, following any Change in Control, the Reviewing Party shall be Independent Counsel selected in the manner provided in clause (3) above.
(d)Procedures for Reviewing Party. As soon as practicable, and in no event later than 30 days after receipt by the Company of written notice of Indemnitee’s choice of forum pursuant to Section 8(c) above, the Company and Indemnitee shall each submit to the Reviewing Party such information as they believe is appropriate for the Reviewing Party to consider. The Reviewing Party shall arrive at its decision within a reasonable period of time following the receipt of all such information from the Company and Indemnitee, but in no event later than 30 days following the receipt of all such information, provided that the time by which the Reviewing Party must reach a decision may be extended by mutual agreement of the Company and Indemnitee. All Expenses associated with the process set forth in this Section 8(d), including but not limited to the Expenses of the Reviewing Party, shall be paid by the Company.
(e)Delaware Court of Chancery. In the event that (i) there is a final determination by any Reviewing Party that Indemnitee is not entitled to indemnification, in whole or in part, with respect to a specific Proceeding, (ii) the Company fails to respond or make a determination of entitlement to indemnification required by law within 60 days following receipt of a request for indemnification as described above, (iii) payment of indemnification is not made within such 60 day period, (iv) advancement of

Expenses is not timely made in accordance with Section 6, or (v) the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to apply to the Court of Chancery for the purpose of enforcing Indemnitee’s right to indemnification pursuant to this Agreement. Absent any such litigation, the final determination of the Reviewing Party will be conclusive and binding upon the parties.
(f)Expenses. To the fullest extent permitted by the DGCL, the Company shall indemnify Indemnitee against all Expenses incurred by Indemnitee in connection with any hearing or Proceeding under this Section 8 involving Indemnitee and against all Expenses and Other Liabilities incurred by Indemnitee in connection with any other Proceeding between the Company and Indemnitee involving the interpretation or enforcement of the rights of Indemnitee under this Agreement.
(g)Standard of Conduct Determination. For purposes of any determination of whether Indemnitee acted in accordance with the applicable standard of conduct under the DGCL that is a legally required condition to indemnification of the Indemnitee, Indemnitee shall be deemed to have acted in “good faith” if, in taking or failing to take the action in question, Indemnitee relied (i) on the records or books of account of the Company or a Subsidiary or Affiliate of the Company, including financial statements, (ii) on information, opinions, reports or statements provided to Indemnitee by the officers or other employees of the Company or a Subsidiary or Affiliate of the Company in the course of their duties, (iii) on the advice of legal counsel for the Company or a Subsidiary or Affiliate of the Company or (iv) on information or records given or reports made to the Company or a Subsidiary or Affiliate of the Company by an independent certified public accountant or by an appraiser or other expert selected by the Company or a Subsidiary or Affiliate of the Company, or by any other person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In connection with any determination as to whether Indemnitee is entitled to be indemnified hereunder, or to advancement of Expenses, the Reviewing Party or the court shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification or advancement of Expenses, as the case may be, and the burden of proof shall be on the Company to establish, by clear and convincing evidence, that Indemnitee is not so entitled. The provisions of this Section 8(g) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement. In addition, the knowledge and/or actions, or failures to act, of any other person serving the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person shall not be imputed to Indemnitee for purposes of determining the right to indemnification hereunder.
Section 9.Exceptions. Any other provision herein to the contrary notwithstanding:
(a)Claims Initiated by Indemnitee. Prior to a Change in Control, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance Expenses to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (i) with respect to Proceedings brought to establish or enforce a right to indemnification or advancement of Expenses under this Agreement, any other statute or law, as permitted under Section 145, or otherwise, (ii) where the Board has consented to the initiation of such Proceeding, (iii) with respect to Proceedings brought to discharge Indemnitee’s fiduciary responsibilities, whether under ERISA or otherwise, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board finds it to be appropriate or (iv) with respect to any compulsory counterclaim brought by Indemnitee with respect to a Proceeding otherwise indemnifiable under this Agreement.
(b)16(b) Actions. The Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of l934, as amended, and amendments thereto or similar provisions of any federal, state or local statutory law.

(c)Unlawful Indemnification. The Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee for Expenses and Other Liabilities if such indemnification has been ultimately determined by a final (not interlocutory) and non-appealable judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal, or the time within which an appeal must be filed has expired without such filing having been made, to be prohibited by law.
Section 10.Non-Exclusivity. The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to acts or omissions in his or her official capacity and to acts or omissions in another capacity while serving the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person. Indemnitee’s rights hereunder shall continue after Indemnitee has ceased serving the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and shall inure to the benefit of the heirs, executors and administrators of Indemnitee.
Section 11.Duration. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director or officer or other service provider of the Company (or is serving at the request of the Company as a director, officer, employee, member, trustee or agent of one of the Company’s Subsidiaries or Affiliates) and shall continue thereafter (a) so long as Indemnitee may be subject to any possible claim or Proceeding relating to an Indemnifiable Event (including any rights of appeal thereto) and (b) throughout the pendency of any Proceeding (including any rights of appeal thereto) commenced by Indemnitee to enforce or interpret his or her rights under this Agreement, even if, in either case, he or she may have ceased to serve in such capacity at the time of any such Proceeding.
Section 12.[Company Obligations Primary. The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of Expenses and/or insurance provided by [SAP SE and/or its subsidiaries (other than the Company and its subsidiaries) and certain of its affiliates] (collectively, the “Secondary Indemnitors”). The Company hereby agrees that (a) it is the indemnitor of first resort with respect to matters covered by this Agreement (i.e., its obligations to Indemnitee are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (b) it will be required to advance the full amount of expenses incurred by Indemnitee and will be liable for the full amount of all Expenses and Other Liabilities, each in accordance with the terms of this Agreement, to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Secondary Indemnitors and (c) it irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect amounts owed by the Company under this Agreement. The Company further agrees that no advancement or payment by the Secondary Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company will affect the foregoing and the Secondary Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Secondary Indemnitors are express third-party beneficiaries of the terms hereof.]
Section 13.Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 14.Modification and Waiver. No supplement, modification, waiver or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) and except as expressly provided herein, no such waiver shall constitute a continuing waiver. For the avoidance of doubt, this Agreement may not be terminated by the Company without Indemnitee’s prior written consent.
Section 15.No Duplication of Payments. [Subject to Section 12, ]the Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Expenses or Other Liabilities to the extent Indemnitee has otherwise received payment under any insurance policy, the Company’s Certificate of Incorporation or Bylaws or otherwise of the amounts otherwise indemnifiable by the Company hereunder.
Section 16.Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.
Section 17.Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto; provided, however, that neither party shall assign this Agreement without the prior written consent of the other.
Section 18.No Third-Party Beneficiaries. [Except as provided in Section 12, ]nothing in this Agreement is intended to confer on any person (other than the parties hereto or their respective successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 19.Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given if (a) delivered by hand and a receipt is provided by the party to whom such communication is delivered, (b) mailed by certified or registered mail with postage prepaid, return receipt requested, on the signing by the recipient of an acknowledgement of receipt form accompanying delivery through the U.S. mail, (c) served personally by a process server, or (d) delivered to the recipient’s address by overnight delivery (e.g., FedEx, UPS or DHL) or other commercial delivery service. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice complying with the provisions of this Section 19. Delivery of communications to the Company with respect to this Agreement shall be sent to the attention of the Company’s General Counsel.
Section 20.No Presumptions. For purposes of this Agreement, the termination of any Proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law or otherwise. In addition, neither the failure of the Company or a Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Company or a Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of Proceedings by Indemnitee to secure a judicial determination by exercising Indemnitee’s rights under Section 8(e) of this Agreement shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has failed to meet any particular standard of conduct or did not have any particular belief or is not entitled to indemnification under applicable law or otherwise.
Section 21.Survival of Rights. The rights conferred on Indemnitee by this Agreement shall continue after Indemnitee has ceased to serve the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and shall inure to the benefit of Indemnitee’s heirs, executors and administrators.

Section 22.Subrogation. [Subject to Section 12, ]in the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.
Section 23.No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the service of the Company or any Subsidiary or Affiliate of the Company.
Section 24.Specific Performance. The parties recognize that if any provision of this Agreement is violated by the Company, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute Proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation by the Company or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.
Section 25.Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
Section 26.Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.
Section 27.Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.
Section 28.Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any Proceeding which arises out of or relates to this Agreement.
[SIGNATURE PAGE FOLLOWS]

The parties hereto have entered into this Indemnification Agreement effective as of the Effective Date.

QUALTRICS INTERNATIONAL INC.

By:

Name:

Title:

Address:	333 West River Park Drive

Provo, Utah 84604

INDEMNITEE

Name:

Title:

Address: